SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant X

Filed by a Party other than the Registrant o

Check the appropriate box:
o	Preliminary Proxy Statement
o	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
o	Definitive Proxy Statement
X	Definitive Additional Materials
o	Soliciting Material under §240.14a-12

VOYA PRIME RATE TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dear Shareholder:

Your vote at the upcoming Annual Meeting of Shareholders on July 9, 2020 is critical to ensure the continuity of the Board of Voya Prime Rate Trust (PPR), which has overseen a successful current income strategy and is committed to enhancing the value of your shares. Your Board consists of eight Trustees with decades of experience in the aggregate protecting the interests of shareholders. They possess the critical skills, qualifications, requisite expertise, and diverse backgrounds to oversee your investment and act in the best interest of all shareholders.

In light of current volatile and uncertain markets, the continuity of the Fund's oversight and governance structure has never been more important. Your vote for the Board's slate of nominees will help ensure the stability of the Fund's operations.

It is unfortunate at this time to find that a hedge fund managed by Saba Capital Management (together with the hedge fund, "Saba") wants to replace your highly-qualified Board and dismantle leadership in order to generate short-term profits for themselves at your expense. All seven current independent Board members were initially identified and nominated by the existing independent Board members and have no affiliation with, and are completely independent of, Voya and Saba. In contrast, all eight persons nominated by Saba were recruited by Saba, including two nominees who currently hold senior positions within Saba, which may cause them to favor Saba's interests over those of other shareholders.

The current members of the Fund Board are ideally suited to continue serving as Fund fiduciaries in light of, among others, the following strengths:

■They have significant familiarity and knowledge regarding the Fund and its portfolio managers, investment strategies, leverage arrangements, and key affiliated and unaffiliated service providers, thereby supporting the continuity and stability of the Fund's operations;

■Their oversight benefits from well-established processes and working relationships as a group of Trustees both among themselves and with the Fund's service providers, which helps realize synergies and cost efficiencies that exist from overseeing the entire Voya family of funds;

■They monitor continuously the Fund's expense ratio and costs borne by shareholders, including the determination that the Adviser and not the shareholders should bear the costs associated with opposing the proxy contest caused by Saba.

Your current Board possesses extensive knowledge of the financial services sector. The Trustees' collective skill sets include specific expertise relevant to the Fund, which is essential to its operations and strategy. All have a track record of acting in the interests of all shareholders, unlike Saba's inexperienced and potentially biased slate of nominees.

YOUR HIGHLY-QUALIFIED, DIVERSE AND EXPERIENCED BOARD IS COMMITTED TO PROTECTING

YOUR INVESTMENT IN VOYA PRIME RATE TRUST

DON'T LET SABA'S PURSUIT OF SHORT-TERM PROFITS PUT ITS INTERESTS ABOVE YOURS. VOTE THE "WHITE" CARD "FOR" YOUR BOARD-APPROVED NOMINEES AND "AGAINST" SABA'S PROPOSAL

Your 2020 Board-Approved Nominees

75 years of

combined

experience as

closed-end fund

trustees

Colleen D. Baldwin	Extensive experience in the financial services industry, including key senior leadership roles at AIG Global Group, Ivy Asset Management and JP Morgan.
John V. Boyer	Decades of leadership experience and a career devoted to fiduciary oversight of foundations and endowment funds

Former senior leader at major financial services firms, including
Patricia W. Chadwick	managing pension funds, endowments and foundations. Entrepreneur,
Founder and President of Ravengate Partners, and a financial markets expert
Martin J. Gavin	Former CEO of Connecticut Children's Medical Center, and decades of experience as a senior executive and chief financial officer in the insurance and investment industries
Joseph E. Obermeyer	Entrepreneur and President of Obermeyer & Associates, providing financial and economic consulting services. Expertise in accounting and finance, former senior manager at top accounting firms
Sheryl K. Pressler	Former Chief Investment Officer at state pension fund and senior leadership roles in financial services industry with expertise in asset allocation and retirement industries
Christopher P. Sullivan	Extensive investment industry experience and former senior leader at
Fidelity, Goldman Sachs and PIMCO with expertise in fixed income investing
Dina Santoro	President and Director of Voya Investments with extensive experience in the financial services industry

Saba may contact you to solicit your vote. Please do not vote the gold proxy card sent to you by Saba. Doing so could cancel out your vote for the Board-approved nominees and help a hedge fund prevail over the interests of all shareholders. It only takes a moment to cast your vote "FOR" the Board-approved nominees listed on the enclosed WHITE proxy card and "AGAINST" Saba's proposal.

Voting Is Easy

Online	Phone	Mail
Log onto the website	Call the toll-free number	We encourage shareholders
to submit their proxies by
listed on the enclosed	on the enclosed voting	Internet or via telephone if
voting instruction form	instruction form or proxy	possible given current
or proxy card and follow	card and follow the	circumstances surrounding
the instructions	instructions	COVID-19. If you prefer to
mail your proxy, simply
sign, date, and return it in
the envelope provided.

For assistance voting your shares, please contact our proxy solicitor, Georgeson LLC at (877) 278-4775

The entire Board is committed to your Trust and protecting your long-term financial interests. We ask for your continued support.

Voya Prime Rate Trust